Exhibit 99.1

    Southwest Community Bancorp Expands Board and Management Staff

    CARLSBAD, Calif.--(BUSINESS WIRE)--Oct. 20, 2004--Southwest Community Bancorp (OTCBB:SWCB) announced today that it has appointed Stuart F. McFarland and Alan J. Lane to the boards of directors of Southwest Community Bancorp and Bank. Lane was also appointed President & Chief Operating Officer of Southwest Community Bancorp.
    McFarland, President and Chief Operating Officer of Southwest Community Bank, has been instrumental in the Bank's success since joining the Bank in 1999. With over 30 years of banking experience, most of which has been with community banks, McFarland is recognized as one of the region's most accomplished and successful bankers.
    Lane, who joined the Company in June of this year as Vice Chairman and CEO of the Company's Item Processing subsidiary, FDSI, will continue to serve in that capacity in addition to his new duties at the Bancorp level. He previously served as President and Chief Executive Officer of Business Bank of California until its sale to Union Bank of California earlier this year.
    Frank J. Mercardante, who continues in the position he has held since March 1998 as Chief Executive Officer of Southwest Community Bancorp and Bank, said, "We are fortunate to have top quality bankers like Stu and Alan on the Southwest team. They both have excellent experience, reputations and unique management skills that will play an important role in our future. I can't think of two better bankers to be working with. With an executive management team of this strength, we have laid the foundation to take the Company to the next level of success."
    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California; and Financial Data Solutions, Inc., a state-wide Item Processing service company with centers in Murrieta, El Monte and San Leandro, California.
    Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our web site at www.swcbank.com.

    Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.

    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620